Exhibit 15.5

MAMMA.COM, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I.	PURPOSE

The purposes of the Nominating and Governance Committee (the “Committee”) of Mamma.com, Inc. (the “Company”) are:

·	As Nominating Committee the Nominating and Corporate Governance Committee shall be: responsible for recommending to the Board of Directors new candidates for directors and assessing the performance of the Board of Directors and its committees on a regular basis.

·	As Corporate Governance Committee: the Nominating and Corporate Governance Committee shall be responsible for reviewing and recommending procedures with respect to corporate governance matters from time to time for consideration by the Board of Directors.

II.	MEMBERSHIP AND ORGANIZATION OF COMMITTEE

A.	Size of Committee

The Committee shall consist of three (3) or more members of the Board, as shall be determined by the Board, each of whom shall have been determined by the Board to be “independent” as provided in II (B) below.

B.	Member Qualifications

All members of the Committee shall be “independent” in accordance with the applicable listing standards of the NASDAQ Stock Market and the rules promulgated by the United States Securities and Exchange Commission (“SEC”) and the Ontario Securities Commission (“OSC”) with respect to members of a nominating committee,

C.	Appointment

The members of the Committee shall be appointed by the Board. The Committee shall designate one (1) member of the Committee to serve as Chairman. If the Chairman is absent from a meeting, another member of the Committee may act as Chairman.

D.	Term

Members of the Committee will be appointed for one (1) year terms and shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause.

E.	Compensation

The members of the Committee and its Chairman, as such, are entitled to receive for their services such compensation as may be determined by the Board of Directors upon recommendation of the Company’s Compensation Committee.

F.	Removal

The Board of Directors may remove any member of the Committee, with or without reason.

G.	Vacancies

In the event of a vacancy in the Committee, the Board of Directors may appoint a new member to the Committee.

III.	CONDUCT OF MEETINGS

A.	Meetings, Frequency and Quorum

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment, but in no event less than two (2) times per year, either in person or telephonically. Greater than 50% of the members of the Committee shall constitute a quorum for transaction of the Committee’s business. The Chairman of the Board, the Chairman of the Committee, the Company’s Chief Executive Officer or the Company’s Chief Financial Officer shall have the right to call a special meeting of the Committee.

B.	Non-Committee Member Attendees

Members of senior management or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary.

C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. Generally, the Chairman of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members for each meeting. The Committee may meet via telephone conference calls or other media in which the members of the Committee may hear one another.

D.	Minutes

A member of the Committee or the Chairman shall keep written minutes of Committee meetings, which minutes shall be available for review by all of the directors of the Company and shall be filed and maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation or listing standard to be exercised by the Committee as a whole.

IV.	RESPONSIBILITIES AND DUTIES

The Committee shall have such powers and functions as may be assigned to it by the Board from time to time; however, such functions shall, at a minimum, include the following, as well as any functions as now or hereafter shall be required of nominating, or corporate governance committees by the NASDAQ Stock Market, the SEC or the OSC:

A.	Nominating Powers and Functions

The nominating powers and function of the Nominating and Corporate Governance Committee shall be to:

i)	establish the criteria for Board membership, from time to time, which may include one or more of the following:

(a)	Experience as a senior executive at a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, or experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Committee shall determine shall qualify an individual for Board service;

(b)	whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of the NASDAQ Stock Market and the rules promulgated by the SEC and OSC with respect to boards of directors and committees;

(c)	financial expertise; and

(d)	particular or unique needs of the Company at the time a nominee is being sought.

In establishing these criteria, the Committee shall make every effort to ensure that the Board and its committees include at least the number of independent directors, as that term is defined by applicable standards promulgated by the NASDAQ Stock Market, and the rules promulgated the SEC and the OSC, from time to time for service on boards of directors and committees.

(ii)	evaluate periodically the functioning and effectiveness of the Board and the committees of the Board and assess the individual contribution of the directors to the Company.

(iii)	recommend to the Board, after consultation with the Chief Executive Officer, the slate of candidates for directors to be nominated for election by shareholders at annual general meeting of shareholders and candidates to fill vacancies on the Board of Directors occurring between annual meetings of shareholders.

(iv)	make recommendations relative to the composition of the various committees of the Board.

B.	Corporate Governance Powers and Functions

The corporate governance powers and functions of the Nominating and Corporate Governance Committee shall be to:

(i)	monitor and recommend enhancements in the process and the structure used to manage and run the internal and commercial business of the Company with a view of increasing the Company’s value to shareholders material compliance with all applicable NASDAQ, OSC and SEC statutes, rules and regulations:

(ii)	report annually on the performance of the Board of Directors and recommend areas for improving its effectiveness taking into account comments from the Chief Executive Officer, Chief Financial Officer and all other directors.

(iii)	review the proposed program for the Board of Directors and its committees for the following year and comment on appropriateness of

·	The frequency and content of meetings.

·	Strategic and other issues to be presented and discussed.

·	Materials to be provided.

·	Communications between the Board of Directors and officers and employees

(iv)	review and recommend to the Board of Directors for approval, the corporate governance disclosures required to be included in the Company’s reports, schedules, statements, circulars and other filings filed with or furnished to the SEC or OSC.

(v)	make recommendations to the Board of Directors with respect to the adoption, if need be, of new corporate governance rules and procedures or amendments thereto.

(vi)	review periodically the criteria regarding the composition of the Board and each committee of the Board of Directors, such as its size and number of independent directors.

(vii)	review periodically the criteria relating to tenure as director, limitations on the number of times a director may stand for re-election and other criteria.

(viii)	make recommendations to the Board with respect to the adoption, if need be, of conflict of interests rules.

V.	OTHER POWERS AND RESPONSIBILITIES

A.	Evaluations

With the assistance of the Audit Committee, the Committee shall annually review and assess its own performance and the performance of each Committee member and report to the Board the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Reports

The Committee shall make regular written reports to the Board, providing an overview of its activities, summarizing Committee actions and commenting on the fulfillment of the Committee’s duties under this Charter.

C.	Retention of Professional Advisors

The Committee shall have the authority to retain consultants and other third-party advisors of its selection to provide it with advice and counsel about the Company’s nomination procedures and selection processes. The Company shall provide appropriate funding for the Committee to retain such advisors without requiring the Committee to seek Board approval.

D.	Orientation

The Committee shall develop and make recommendations to the Board regarding orientation for new Directors, that include assisting new directors to understand: (a) the role of the Board and its Committees; (b) the contribution individual directors are expected to make (including the commitment of time and energy that the Company expects from its Directors); and (c) the characteristics and operations of the Company and its assets.

E.	Continuing Education

The Committee shall develop and recommend to the Board a continuing education program for all Directors that shall, among other things: (a) assist the Directors to maintain or enhance their skills and abilities as Directors; and (b) assist Directors in ensuring that their knowledge and understanding of the Company and its assets remains current.

F.	Ethical Compliance and Legal Compliance

The Committee shall: (a) subject to Board approval, establish review and update periodically, the Company’s code of business conduct and ethics (the “Code of Conduct”) with a view to complying with all applicable rules and regulations, and ensure that management has established a system to enforce this code; (b) monitor compliance with the Code of Conduct and the review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements; (c) satisfy itself that management has established a system to disclose the Code of Conduct, any amendments to the code and any waivers from the code granted by the Committee for the benefit of a Director or senior officer of the Company, as required by applicable rules and regulations; and (d) monitor compliance with the Company’s Disclosure, Confidentiality and Restrictions on Trading Policy.

G.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

H.	Other Activities

The Committee may perform any other activities consistent with this Charter, the Company’s Articles of Incorporation, Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.